Exhibit 10.13
VISTEON CORPORATION
2010 PENSION PARITY PLAN
(Effective October 5, 2010)

VISTEON CORPORATION
2010 PENSION PARITY PLAN
          The Visteon Corporation 2010 Pension Parity Plan (the “Plan”) has been adopted to promote the best interests of Visteon Corporation (the “Company”) and the stockholders of the Company by attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and its subsidiaries or affiliates and encouraging their continued loyalty, service and counsel to the Company and its subsidiaries or affiliates. The Plan will become effective without action of the Board of Directors on the second business day after confirmation of the Company’s plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code on which: (a) no stay of the plan confirmation order is in effect and (b) all conditions precedent to the plan of reorganization have been satisfied or waived (the “Effective Date”).

ARTICLE I. DEFINITIONS AND CONSTRUCTION
     Section 1.01. Definitions.
          The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:
     (a) Affiliate: A person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control, with the Company, within the meaning of Code Sections 414(b) and (c); provided that Code Sections 414(b) and (c) shall be applied by substituting “at least fifty percent (50%)” for “at least eighty percent (80%)” each place it appears therein.
     (b) Board: The Board of Directors of the Company.
     (c) Beneficiary: The person or entity designated by a Participant to be his beneficiary for purposes of this Plan (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee may prescribe). A Participant’s designation of Beneficiary shall be valid and in effect only if a properly executed designation, in such form as the Committee shall prescribe, is filed and received by the Committee or its delegate prior to the Participant’s death. If a Participant designates his or her spouse as Beneficiary, such designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such spouse. If a valid designation of Beneficiary is not in effect at the time of the Participant’s death, the Participant’s surviving spouse, or if there is no surviving spouse, the estate of the Participant, shall be deemed to be the sole Beneficiary. If multiple beneficiaries have been designated and one or more of the Beneficiaries predecease the Participant, then upon the Participant’s death, payment shall be made exclusively to the surviving Beneficiary or Beneficiaries unless the Participant’s designation specifies an alternate method of distribution. Further, in the event that the Committee is uncertain as to the identity of the Participant’s Beneficiary, the Committee may deem the estate of the Participant to be the sole Beneficiary. Beneficiary designations shall be in writing (or in such other form as authorized by the Committee for this purpose, which may include on-line designations), shall be filed with the Committee or its delegate, and shall be in such form as the Committee may prescribe for this purpose.
     (d) Code: The Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
     (e) Committee: The Organization and Compensation Committee of the Board.
     (f) Company: Visteon Corporation, or any successor thereto.
     (g) Effective Date: The second business day after confirmation of the Company’s plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code on which: (a) no stay of the plan confirmation order is in effect and (b) all conditions precedent to the plan of reorganization have been satisfied or waived.
     (h) Employee: A person who, on or after the Effective Date, is (i) classified by a Participating Employer as a common law employee enrolled on the active employment rolls of the Participating Employer, and (ii) regularly employed by the Participating Employer on a salaried basis (as distinguished from an individual receiving a pension, retirement allowance, severance pay, retainer, commission, fee under a contract or other arrangement, or hourly, piecework or other wage).
     (i) ERISA: The Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.
     (j) Limitations: The limitations on benefits and/or contributions imposed on qualified plan by Section 415 and Section 401(a) (17) of the Code.
     (k) Participant: An Employee who satisfies the participation requirements of Section 2.01 and, where the context so requires, a former Employee entitled to receive a benefit hereunder.

     (l) Participating Employer: The Company, Visteon Global Technologies, Inc., and each other subsidiary a majority of the voting stock of which is owned directly or indirectly by the Company, or a limited liability company a majority of the membership interest of which is owned directly or indirectly by the Company, that with the consent of the Committee, participates in the Plan for the benefit of one or more Participants in its employ.
     (m) Plan: The 2010 Visteon Corporation Pension Parity Plan, as amended and in effect from time to time.
     (n) Retirement Plan: The Visteon Pension Plan (including both the Contributory and Noncontributory Service component and the Balance Plus component), the Salaried Retirement Plan of Visteon Systems, LLC (for periods prior to its merger into the Visteon Pension Plan), or such other qualified defined benefit retirement plans as the Committee may designate. The Retirement Plan includes the following components:
(i)	Contributory/Noncontributory Service Program. The portion of the Retirement Plan, excluding the Cash Balance Program.

(ii)	Cash Balance Program. The portions of the Retirement Plan that calculate benefit accruals using a cash balance and/or pension equity formula.
     (o) Separation from Service: The date on which a Participant terminates employment from the Company and all Affiliates, provided that (1) such termination constitutes a separation from service for purposes of Code Section 409A, and (2) the facts and circumstances indicate that the Company (or the Affiliate) and the Participant reasonably believed that the Participant would perform no further services (either as an employee or as an independent contractor) for the Company (or the Affiliate) after the Participant’s termination date, or believed that the level of services the Participant would perform for the Company (or the Affiliate) after such date (either as an employee or as an independent contractor) would permanently decrease such that the Participant would be providing insignificant services to the Company or an Affiliate. For this purpose, a Participant is deemed to provide insignificant services to the Company or an Affiliate, and thus to have incurred a bona fide Separation from Service, if the Participant provides services at an annual rate that is less than twenty percent (20%) of the services rendered by such

Participant, on average, during the immediately preceding thirty-six (36) months of employment (or his or her actual period of employment if less). Notwithstanding the foregoing, if a Participant takes a leave of absence from the Company or an Affiliate for the purpose of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a Separation from Service.
     Section 1.02. Construction and Applicable Law.
     (a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.
     (b) This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Michigan to the extent such laws are not preempted by federal law. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

ARTICLE II. PARTICIPATION
     Section 2.01. Eligibility.
     (a) An Employee who participates in a Retirement Plan and whose benefit thereunder is restricted by the Limitations shall be eligible to participate in the Plan; provided, however, that the Committee may restrict eligibility as it deems necessary to ensure that the Plan continues to be maintained for a select group of management or highly compensated employees as that term is used in ERISA.
     (b) Notwithstanding anything in subsection (a) to the contrary, participation in the Plan is limited to United States citizens (whether residing in or outside of the United States) or citizens of another country permanently assigned to and residing in the United States, such that citizens of other countries who are not permanently assigned to the United States, regardless of whether or not they are on the United States payroll, are not eligible to participate in the Plan.

ARTICLE III. PENSION PARITY BENEFIT
     Section 3.01. Calculation of Pension Parity Benefit.
          The Pension Parity Benefit, when expressed in the form of a monthly life annuity with no survivor benefits commencing at the Participant’s attainment of age sixty-five (or if later, the Participant’s age at Separation from Service), shall equal the difference between (i) the benefit that the Participant would have accumulated under the Retirement Plan if such benefit were calculated without regard to the Limitations, and (ii) the benefit actually accumulated by the Participant under the Retirement Plan.
     Section 3.02. Payment of Pension Parity Benefit.
          Pension Parity Benefit payments shall be paid to the Participant in the form of a single lump sum payment on the first day of the seventh month following the Participant’s Separation from Service. The amount of the lump sum payment will be equal to the present value of the monthly amount calculated under Section 3.01 above, with such present value determined by using the discount rates and mortality tables that are used to calculate the obligations for the Plan as disclosed in the Company’s audited financial statements for the year ended immediately prior to the year in which occurs the Participant’s Separation from Service or, in the case of a Participant whose Separation from Service occurs prior to December 31, 2010, as disclosed in the reorganized Company’s financial statements as of the business day prior to the Effective Date (the “Financial Statement Factors”). The lump sum present value is calculated in three ways, and the Participant is entitled to the greatest of the three. Under the first calculation, the lump sum is equal to the sum of (i) the lump sum value determined when the monthly amount calculated under Section 3.01 is multiplied by an immediate annuity factor that is determined by reference to the Financial Statement Factors and the Participant’s age at Separation from Service, and (ii) six months of interest, at the rate determined by reference to the Financial Statement Factors, on the amount determined under clause (i). Under the second calculation, the lump sum is the amount determined when the monthly amount calculated under Section 3.01 is multiplied by an immediate annuity factor that is determined by reference to the Financial Statement Factors and the Participant’s age at Separation from Service plus six months. Under the third calculation, which is applicable only if the Participant will be under age 55 at the benefit payment date, the lump sum is the amount determined when the monthly amount calculated under Section 3.01 is multiplied by a deferred to age 55 annuity factor that is determined by reference to the Financial Statement Factors and the Participant’s age at Separation from Service.
     Section 3.03. Death Benefits.
     (a) Death During Employment. If a Participant dies on or after the Effective Date but during employment:
(i)	With respect to the Participant’s employment that is covered under the Contributory/Noncontributory Service Program, a death benefit will be paid under this Plan if and only if the Participant is survived by a spouse who is entitled to a survivor annuity under the Contributory/Noncontributory Service Program with respect to the same period of service. If a benefit is payable, it shall be paid to the same spouse who is entitled to the survivor annuity under the Retirement Plan, although payment of the benefit under this Plan will be made in the form of a single lump sum payment on the first day of the seventh month following the Participant’s death. The amount of the lump sum payment will be equal to the present value of the difference between (i) the monthly survivor annuity benefit that would have been payable to the spouse with respect to the Participant’s employment covered under the Contributory/Noncontributory Service Program if the Participant’s benefit (and the spouse’s survivor annuity benefit) were calculated without regard to the Limitations, and (ii) the monthly survivor annuity benefit actually payable to the spouse with respect to the Participant’s participation in the Contributory/Noncontributory Service Program. For purposes of this calculation, the monthly survivor annuity benefit shall be calculating by assuming commencement of the survivor annuity benefit on the first day of the month following the date on which the Participant would have attained age sixty-five (or if the Participant had already attained sixty-five years of age, the first day of the month following Participant’s death) The present value will be determined by using the discount rates and mortality tables that were used to calculate the obligations for the Retirement Plan as disclosed in the Company’s audited financial statements for the year ended immediately prior to the year in which the distribution to the spouse is paid, or, with respect to distributions to a spouse prior to December 31, 2010, as disclosed in the reorganized Company’s financial statements as of the business day prior to the Effective Date.
(ii)	With respect to the Participant’s employment that is covered under the Cash Balance Program, a death benefit will be paid to the Participant’s Beneficiary. Payment will be made in the form of a single lump sum payment on the first day of the seventh month following the Participant’s death. The amount of the lump sum payment will be equal to the difference between (i) the lump sum death benefit that would have been payable with respect to the Participant’s employment covered under the Cash Balance Program if the Participant’s benefit (and the Beneficiary’s survivor benefit) were calculated without regard to the Limitations, and (ii) the lump sum death benefit actually payable with respect to the Participant’s participation in the Cash Balance Program, using the Financial Factors defined in section 3.02 above.
     (b) Death After Termination But Prior to Benefit Payment. In the event a Participant who terminates from employment with an entitlement to a benefit dies prior to payment of such benefit, the benefit shall be paid to the Participant’s Beneficiary in the form of single sum payment (calculated in accordance with Section 3.02) on the first day of the seventh month following the Participant’s Separation from Service.
     (c) Death After Benefit Payment. If a Participant dies on or after the date on which a lump sum payment of the Participant’s Pension Parity Benefit has been made, no further benefits are payable following the Participant’s death.

     Section 3.04. Pension Parity Calculation Is For Record Keeping Purposes Only.
          The Pension Parity Benefit, and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of a Participating Employer to fund such benefits. In any event, a Participating Employer may, in its discretion, set aside assets equal to part or all of such benefit and invest such assets in Visteon common stock, life insurance or any other investment deemed appropriate. Any such assets shall be and remain the sole property of the Participating Employer, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

ARTICLE IV. GENERAL PROVISIONS
     Section 4.01. Administration.
     (a) Subject to subsection (b) below, the Committee shall administer and interpret the Plan. To the extent necessary to comply with applicable conditions of Rule 16b-3, the Committee shall consist of not less than two members of the Board, each of whom is also a director of the Company and qualifies as a “non-employee director” for purposes of Rule 16b-3. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as “non-employee directors”, then all determinations affecting Participants who are subject to Section 16 of the Exchange Act shall be made by the full Board, and all determinations affecting other Participants shall be made by the Board or an officer appointed by the Board.
     (b) Subject to such limits as the Committee may from time to time prescribe or such additional or contrary delegations of authority as the Committee may prescribe, the Company’s Director of Compensation and Benefits may exercise any of the authority and discretion granted to the Committee hereunder, provided that (i) the Director of Compensation and Benefits shall not be authorized to amend the Plan, (ii) the Director of Compensation and Benefits shall not exercise authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility otherwise would be exercised, that relates to the participation in the Plan by the Director of Compensation and Benefits. To the extent that the Director of Compensation and Benefits is authorized to act on behalf of the Committee, any references herein to the Committee shall be also be deemed references to the Director of Compensation and Benefits.
     (c) The Committee (or where applicable in accordance with subsection (b) above, the Director of Compensation and Benefits) may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. The Committee (or where applicable in accordance with subsection (b) above, the Director of Compensation and Benefits) shall have the discretionary authority to interpret and construe the Plan, to make benefit determinations under the Plan, and to take all other actions that may be necessary or appropriate for the administration of the Plan. Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Committee shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, its stockholders, the Participating Employers, the directors, officers, and employees of the Company or a Participating Employer, the Plan participants, and their respective successors in interest.
     Section 4.02. Restrictions to Comply with Applicable Law.
          Notwithstanding any other provision of the Plan, the Company shall have no liability to make any payment under the Plan unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.
     Section 4.03. Claims Procedures.
     (a) Claim for Benefits. Any Participant or Beneficiary (hereafter referred to as the “claimant”) under this Plan who believes he or she is entitled to benefits under the Plan in an amount greater than the amount received may file, or have his or her duly authorized representative file, a claim with the Committee, not later than ninety (90) days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A. Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Committee shall consider the claim and answer in writing stating whether the claim is granted or denied. If the Committee denies the claim, it shall deliver, within one hundred thirty-five (135) days of the date the first payment was made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A, a written notice of such denial decision. If the claim is denied in whole or in part, the claimant shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Plan provisions on which the denial is based, (iii) an explanation of the Plan’s appeal procedures set forth in subsection (b) below, (iv) a description of any additional material or information which is necessary for the claimant to submit or perfect an appeal of his or her claim, and (v) an explanation of the Participant’s or Beneficiary’s right to bring suit under ERISA following an adverse determination upon appeal.
     (b) Appeal. If a claimant wishes to appeal the denial of his or her claim, the claimant or his or her duly authorized representative shall file a written notice of appeal to the Committee within 180 days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A. In order that the Committee may expeditiously decide such an appeal, (ii) a specific reference to the Plan provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments which the appellant desires to submit in support of the appeal. The Committee shall decide the appellant’s appeal within 60 days of its receipt of the appeal (or 120 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to the commencement of the extension). The Committee’s written decision shall contain the reasons for the decision and reference to the Plan provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the claimant’s right to bring suit for benefits under Section 502(a) of ERISA and the claimant’s right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.
     Section 4.04. Participant Rights Unsecured.
     (a) Unsecured Claim. The right of a Participant or his beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any beneficiary shall have any rights in or against any specific assets of a Participating Employer. The right of a Participant or beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by him or his guardian or legal representative.
     (b) Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of a Participating Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of a Participating Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between a Participating Employer and any Participant or beneficiary, or any other person.
     Section 4.05. Tax Withholding.
          The Company shall withhold from any benefit payment amounts required to be withheld for Federal and State income and other applicable taxes. No later than the date as of which an amount first becomes includible in the income of the Participant for employment tax purposes, the Participant shall pay or make arrangements satisfactory to the Company regarding the payment of any such tax. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Company may direct that the Participant’s benefit be reduced to reflect the amount needed to pay the Participant’s portion of such tax.
     Section 4.06. Deductions and Offsets.
          Anything contained in the Plan notwithstanding, a Participating Employer may deduct from any distribution hereunder, at the time payment is otherwise due and payable under the Plan, all amounts owed to the Company or a Participating Employer by the Participant for any reason, or the Company may offset any amounts owing to it or an Affiliate by the Participant for any reason against the Participant’s benefit, whether or not the benefit is then payable, up to the maximum amount that may be offset without violating Code Section 409A.
     Section 4.07. Amendment or Termination of Plan.
          There shall be no time limit on the duration of the Plan. However, the Company, by action of the Senior Vice President, Human Resources, may at any time and for any reason, amend or terminate the Plan; provided that the Committee shall have the exclusive amendment authority with respect to any amendment that, if adopted, would increase the benefit payable to the Senior Vice President, Human Resources by more than a de minimis amount; and provided further, that any termination of the Plan shall be implemented in accordance with the requirements of Code Section 409A. Any Plan amendment or termination may reduce or eliminate a Participant’s benefit under the Plan, including, without limitation, an amendment to eliminate future benefit payments for some or all Participants, whether or not in pay status at the time such action is taken.
     Section 4.08. Effect of Inimical Conduct.
          Anything herein contained to the contrary notwithstanding, benefit payments shall not be paid to or with respect to any person as to whom it has been determined that such person at any time (whether before or subsequent to termination of employment) acted in a manner detrimental to the best interests of the Company. Any such determination shall be made by (i) the Committee with respect to any Participant who at any time shall have been a member of the Board of Directors, an Executive Vice President, a Senior Vice President, a Vice President, the Treasurer, the Controller or the Secretary of the Company, and (ii) the Retirement Committee designated under the Visteon Pension Plan with respect to any other Participant, and shall apply to any amounts payable after the date of the applicable committee’s action hereunder, regardless of whether the Participant has commenced receiving benefit payments hereunder.
     Section 4.09. No Assignment of Benefits.
          No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment nor shall such rights or benefits be subject to attachment or legal process for or against a Participant or his or her beneficiary.
     Section 4.10. Administrative Expenses.
          Costs of establishing and administering the Plan will be paid by the Participating Employers.

     Section 4.11. Successors and Assigns.
          This Plan shall be binding upon and inure to the benefit of the Participating Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.
     Section 4.12. Designated Payment Dates.
          Whenever a provision of this Plan specifies payment to be made on a particular date, the payment will be treated as having been made on the specified date if it is made as soon as practicable following the designated date, provided that (a) the Participant is not permitted, either directly or indirectly, to designate the taxable year of payment and (b) payment is made no later than the 15th day of the third calendar month following the designated payment date.
     Section 4.13. Permitted Delay in Payment.
          If a distribution required under the terms of this Plan would jeopardize the ability of the Company or of an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Further, if any distribution pursuant to the Plan will violate the terms of Federal securities law or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.
     Section 4.14. Disregard of Six Month Delay.
          Notwithstanding anything herein to the contrary, if at the time of a Participant’s Separation from Service, the stock of the Company or any other related entity that is considered a “service recipient” within the meaning of Section 409A of the Code is not traded on an established securities market or otherwise, then the provision of the Plan requiring that payments be delayed for six months following Separation from Service shall cease to apply. In such event, in the case of a benefit payment of which is triggered by the Participant’s Separation from Service, the lump sum payment of a Participant’s benefit shall be made within 90 days following the Participant’s Separation from Service.

VISTEON CORPORATION
/s/ Dorothy L. Stephenson
Dorothy L. Stephenson
Senior Vice President, Human Resources October 5, 2010 Date